Exhibit 32
Section 1350 Certifications
Each of the undersigned hereby certifies that to his knowledge the report on Form 10-K for the fiscal year ended December 31, 2023 of The Allstate Corporation filed with the Securities and Exchange Commission fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and result of operations of The Allstate Corporation.
Date: February 21, 2024

/s/ Thomas J. Wilson
Thomas J. Wilson
Chairman of the Board, President and Chief Executive Officer

/s/ Jesse E. Merten
Jesse E. Merten
Executive Vice President and Chief Financial Officer